ALLSTATE LIFE INSURANCE COMPANY

Supplement, dated April 17, 2012, to
the Allstate© RightFit™ Prospectus dated March 16, 2012
Issued by

This supplement amends the above-referenced prospectus for your annuity contract issued by Allstate Life Insurance Company.

Effective April 17, 2012, the following changes are made to your prospectus.

In the Investment Option Interim Value subsection on page 14, the table detailing the calculation of the Investment Option Interim Value is deleted and replaced with the following table:

Investment Option Interim Value = A × (1+B) × C, where
A	=
On the Issue Date, this amount equals the portion of the Purchase Payment allocated to that particular Investment Option.

Thereafter this amount equals the Investment Option Maturity Value as of the later of the Issue Date, the last day on which a withdrawal was taken, or the beginning of the current Contract Year.

If the valuation date is a Contract Anniversary, this amount equals the Investment Option Maturity Value as of the previous Contract Anniversary.

B	=	Investment Option Performance, as described in the “Performance” section.
C	=	The Adjustment for changes in the Fair Value Index, calculated as ((1+D)/(1+E))F, where
D	=
The Fair Value Index, computed as of the Issue Date, based upon the U.S. Constant Maturity Treasury rate of a length corresponding to the applicable Investment Option Period you selected plus the Option Adjusted Spread of the Barclays Capital U.S. Corporate Investment Grade Index.

E	=
The Fair Value Index, computed as of the current date, based upon the U.S. Constant Maturity Treasury rate of a length corresponding to the applicable Investment Option Period you selected plus the Option Adjusted Spread of the Barclays Capital U.S. Corporate Investment Grade Index.

F	=
Number of whole and partial years from the current date until the end of the applicable Investment Option Period you selected. If E does not correspond to the length of an observed financial instrument as defined in the Fair Value Index, we will linearly interpolate based on the values of observed financial instruments, of maturities closest to F, to determine D and E above.

An example of this calculation may be found in Appendix A.

Appendix A on page 35 is deleted and replaced with the following appendix:

Appendix A - Determination of Maturity Value and Interim Value for an Investment Option Including Calculation of Fair Value Index

Hypothetical Example illustrating contract values for an Investment Option given fluctuating Fair Value Index rates.

	Contract Year 1		Contract Year 2
Maturity Value calculation
	Values shown for Year 1 calculations
Issue Date		1/1/2011	1/1/2011
Ending Date		1/1/2012	7/1/2012
Investment Option Period		10	10
Years remaining in Investment Option Period		9.0	8.5
Purchase Payment		$95,000	$95,000
Beginning Maturity Value		$95,000	$100,000
Ceiling Rate		20.00%	20.00%
Floor Rate		-10.00%	-10.00%
Beginning Index Value		950	1000
Ending Index Value		1000	1050
Index Growth as Percentage	1000/950 – 1 =	5.26%	5.00%
Investment Option Performance Rate	Greater of 5.26% or -10.00%, no more than 20.00% =	5.26%	5.00%

Investment Option Performance	$95,000 × 5.26% =	$5,000	$5,000
Ending Maturity Value	$95,000 + $5,000 =	$100,000	$105,000

Interim Value calculation	Contract Year 1		Contract Year 2
			Rising Fair Value Index	Falling Fair Value Index
Beginning Fair Value Index		7.00%	7.00%	7.00%
Ending Fair Value Index		7.50%	9.00%	5.00%

Adjustment for the Change in the Fair Value Index	((1 + 7.00%) / (1 + 7.50%)) 9.0 =	95.89%	85.44%	117.40%

Interim Value	$100,000 × 95.89% =	$95,891	$89,707	$123,266
Maximum Ending Interim Value	$95,000 × (1 + 20.00%) =	$114,000	$120,000	$120,000

Ending Interim Value	Lesser of $95,891 or $114,000 =	$95,891	$89,707	$120,000
Values are rounded for display purposes only.

Appendix B on page 36 is deleted and replaced with the following appendix:

Appendix B - Determination of Maturity Value, Interim Value and Return of Premium (“ROP”) Death Benefit for an Investment Option after a $20,000 withdrawal

Hypothetical example illustrating contract value calculations after a withdrawal given fluctuating Fair Value Index Rates.

Assumptions		Contract Year 2
Issue Date		1/1/2011
Purchase Payment		$95,000
Maturity Value on 1/1/2012 (see Appendix A)		$100,000
Maturity Value on 7/1/2012 (see Appendix A)		$105,000
Preferred Withdrawal Amount Percentage		10%
Withdrawal Date		7/1/2012
Withdrawal Amount		$20,000
Withdrawal Charge		10%

Calculation of Preferred Withdrawal Amount
Maturity Value on 1/1/2012		$100,000
Preferred Withdrawal Amount Percentage		10%
Preferred Withdrawal Amount	$100,000 × 10% =	$10,000

Contract Value Calculations After Preferred Withdrawal Amount
Maturity Value on 7/1/2012			$105,000
Preferred Withdrawal Amount			$10,000
Maturity Value After Preferred Withdrawal	$105,000 - $10,000 =		$95,000
Maturity Value after Preferred Withdrawal, as Percentage of Maturity Value Prior to Preferred Withdrawal	$95,000 / $105,000 =		90.48%

ROP Death Benefit (Purchase Payment) on 7/1/2012			$95,000
ROP Death Benefit After Preferred Withdrawal	$95,000 × 90.48% =		$85,952

	Rising Fair Value Index		Falling Fair Value Index
Interim Value on 7/1/2012		$89,707		$120,000
Interim Value after Preferred Withdrawal	$89,707 × 90.48% =	$81,163	$120,000 × 90.48% =	$108,571

Contract Values After Excess Withdrawal Amount, adjustments and Withdrawal Charges
Excess Withdrawal Amount	$20,000 - $10,000 =	$10,000	$20,000 - $10,000 =	$10,000
Interim Value after Excess Withdrawal	$81,163 - $10,000 =	$71,163	$108,571 - $10,000 =	$98,571

Interim Value after Excess Withdrawal, as percentage of Interim Value prior to Excess Withdrawal	$71,163 / $81,163 =	87.68%	$98,571 / $108,571 =	90.79%

Maturity Value after Excess Withdrawal	$95,000 × 87.68% =	$83,295	$95,000 × 90.79% =	$86,250
ROP Death Benefit after Excess Withdrawal	$85,952 × 87.68% =	$75,362	$85,952 × 90.79% =	$78,036

Withdrawal Charges	$10,000 × 10% =	$1,000	$10,000 × 10% =	$1,000

Ending Maturity Value	$83,295 - $1,000 =	$82,295	$86,250 - $1,000 =	$85,250
Ending Interim Value	$71,163 - $1,000 =	$70,163	$98,571 - $1,000 =	$97,571
Ending Return of Premium Death Benefit	$75,362 - $1,000 =	$74,362	$78,036 - $1,000 =	$77,036

Values are rounded for display purposes only.

If you have any questions, please contact your financial representative or our Customer Service Center at (800) 457-7617.
Please read the prospectus supplement carefully and then file it with your important papers. No other action is required of you.